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                                 Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS
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The Board of Directors
PHAMIS, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-87798) on Form S-8 and the registration statement (No. 333-04314) on Form S-3 of PHAMIS, Inc. and subsidiaries of our report dated January 31, 1997, except for note 14 which is as of March 25, 1997, relating to the consolidated balance sheets of PHAMIS, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of PHAMIS, Inc. and subsidiaries.




/s/ KPMG Peat Marwick LLP
Seattle, Washington
March 27, 1997